                                                                     EXHIBIT 12

                      MERCK & CO., INC. AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (In millions except ratio data)

                                         YEARS ENDED DECEMBER 31
                          -----------------------------------------------------
                            1997     1996     1995     1994     1993     1992
                          -------- -------- -------- -------- -------- --------
Income Before Taxes and
 Cumulative Effect of
 Accounting Changes...... $6,462.3 $5,540.8 $4,797.2 $4,415.2 $3,102.7 $3,563.6
Add:
  One-third of rents.....     47.0     41.0     28.1     36.0     35.0     34.0
  Interest expense, net..     98.2    103.2     60.3     96.0     48.0     23.6
  Preferred stock
   dividends.............     49.6     70.0      2.1      --       --       --
                          -------- -------- -------- -------- -------- --------
    Earnings............. $6,657.1 $5,755.0 $4,887.7 $4,547.2 $3,185.7 $3,621.2
                          ======== ======== ======== ======== ======== ========
One-third of rents....... $   47.0 $   41.0 $   28.1 $   36.0 $   35.0 $   34.0
Interest expense.........    129.5    138.6     98.7    124.4     84.7     72.7
Preferred stock
 dividends...............     49.6     70.0      2.1      --       --       --
                          -------- -------- -------- -------- -------- --------
Fixed Charges............ $  226.1 $  249.6 $  128.9 $  160.4 $  119.7 $  106.7
                          ======== ======== ======== ======== ======== ========
Ratio of Earnings to
 Fixed Charges...........       29       23       38       28       27       34
                          ======== ======== ======== ======== ======== ========

  For purposes of computing these ratios, "earnings" consist of income before taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.